In April, 1999, based on the recommendation of the Audit Committee of Scudder New Europe Fund, Inc., its Board of Directors determined not to retain PricewaterhouseCoopers LLP as the Fund's independent auditor for periods after it became an open-end fund and completed its merger with Kemper Europe Fund and voted to appoint Ernst & Young LLP for such periods. These actions, except for the merger, became effective on July 20, 1999 upon shareholder approvals. For the fiscal years ended October 31, 1998 and 1997 and for the six month period ended April 30, 1999, PricewaterhouseCoopers LLP's audit reports on the financial statements contained no adverse opinion or disclaimer of opinion; nor were their reports qualified as to uncertainty, audit scope, or accounting principles. Further, for the period through July 20, 1999 and the aforementioned periods, there were no disagreements between the Fund and PricewaterhouseCoopers LLP on accounting principles, financial statement disclosure or audit scope, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the disagreement in their reports.